Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

NEWS RELEASE

Main Street Announces Second Quarter 2022 Regular Monthly Dividends and Supplemental Dividend Payable in March 2022

Regular Monthly Dividends of $0.215 per Share for each of

April, May and June 2022

Supplemental Dividend of $0.075 per Share Payable in March 2022

HOUSTON, February 24, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that its Board of Directors declared regular monthly cash dividends of $0.215 per share for each of April, May and June 2022.  These monthly dividends, which will be payable pursuant to the table below, total $0.645 per share for the second quarter of 2022, represent a 4.9% increase from the regular monthly dividends paid for the second quarter of 2021 and are consistent with the regular monthly dividends declared for the first quarter of 2022. Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share and has never reduced its regular monthly dividend amount per share.

Summary of Second Quarter 2022 Regular Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
2/23/2022 2/23/2022 2/23/2022	4/1/2022 5/2/2022 6/1/2022	4/4/2022 5/3/2022 6/2/2022	4/14/2022 5/13/2022 6/15/2022	$0.215 $0.215 $0.215
		Total for Second Quarter 2022:		$0.645

In addition to the regular monthly dividends for the second quarter of 2022, the Board of Directors declared a supplemental cash dividend of $0.075 per share payable in March 2022. This supplemental cash dividend, which will be payable as set forth in the table below, will be paid out of Main Street’s undistributed taxable income (taxable income in excess of dividends paid) as of December 31, 2021. Including all dividends declared to date, including the second quarter 2022 regular monthly dividend and the first quarter 2022 supplemental dividend, Main Street will have paid $33.54 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share.

Supplemental Cash Dividend Payable in March 2022

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
2/23/2022	3/21/2022	3/22/2022	3/30/2022	$0.075

The final determination of the tax attributes for dividends each year are made after the close of the tax year.  The final tax attributes for 2022 dividends are currently expected to include a combination of ordinary taxable income and qualified dividends and may include capital gains and return of capital.

Main Street maintains a dividend reinvestment and direct stock purchase plan (the “Plan”).  The dividend reinvestment feature of the Plan (the “DRIP”) provides for the reinvestment of dividends on behalf of Main Street’s registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in the DRIP.  Under the DRIP, if Main Street declares a dividend, registered stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.  The direct stock purchase feature of the Plan (the “DSPP”) provides investors with a convenient and economical method to purchase shares of Main Street common stock.  More information about the Plan (including the DSPP prospectus) can be found on the Main Street website (https://ir.mainstcapital.com/dividend-reinvestment-and-direct-stock-purchase-plan).

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s private loan and middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the continued payment and growth of future dividends and the potential tax attributes for 2022 dividends.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

# # #